暉誼(香港)會計師事務所有限公司

PARKER RANDALL CF (H.K.) CPA LIMITED

Room 201, 2/F., Two Grand Tower, 625 Nathan Road, Kowloon, Hong Kong.

Tel : 35763455 Fax : 26251263

Board of Directors
Infosmart Group Inc.
5/F., QPL Industrial Building
126-140 Texaco Road
Tsuen Wan, Hong Kong.

June 13, 2008

Dear Board of Directors,

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Infosmart Group, Inc of our report dated March 31, 2008 on our audit of the consolidated balance sheet of Infosmart Group, Inc. and Subsidiaries as of December 31, 2007 and the consolidated statements of income and cash flows for each of the three years in the period ended December 31, 2007, appearing in the Prospectus, which is part of this Registration Statements. We also consent to the reference to our Firm under the caption "Experts" in the Prospectus.

Best regards,

Parker Randall CF

Parker Randall CF (H.K.) CPA Limited